Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Second Quarter Operating Results

San Francisco, July 28, 2011 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2011 was $9 million, compared with net income of $29 million for the second quarter of 2010.

The decrease in net income for the second quarter of 2011 primarily reflected a decline in net interest income. In addition, the Bank incurred a higher other-than-temporary impairment (OTTI) credit charge on private-label residential mortgage-backed securities (PLRMBS) in the second quarter of 2011 relative to the same period in 2010. These negative effects on net income were partially offset by lower net losses associated with derivatives, hedged items, and financial instruments carried at fair value in the second quarter of 2011 compared to the second quarter of 2010.

Net interest income for the second quarter of 2011 was $264 million, down from $363 million for the second quarter of 2010. The decrease in net interest income was due, in part, to lower earnings on invested capital (resulting from the lower interest rate environment), lower advances and MBS balances, and lower advance prepayment fees. In addition, net interest income on economically hedged assets and liabilities was lower in the second quarter of 2011 relative to the year-earlier period. (This income is generally offset by net interest expense on derivative instruments used in economic hedges, reflected in other income.) These factors were partially offset by increased spreads on the Bank’s portfolio of MBS and mortgage loans.

Other income/(loss) for the second quarter of 2011 was a loss of $219 million, compared to a loss of $285 million for the second quarter of 2010. The loss for the second quarter of 2011 reflected a credit-related OTTI charge of $163 million on certain PLRMBS, compared to a credit-related OTTI charge of $142 million for the second quarter of 2010. The net loss associated with derivatives, hedged items, and financial instruments carried at fair value was $50 million for the second quarter of 2011, compared to a net loss of $102 million for the second quarter of 2010. In addition, net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $7 million in the second quarter of 2011, compared to $43 million in the second quarter of 2010.

The credit-related OTTI charge of $163 million for the second quarter of 2011 reflected the impact of additional projected losses on loan collateral underlying certain of the Bank’s PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions, observed and anticipated borrower behavior, and updated information on the loans supporting the Bank’s PLRMBS. This process includes updating key aspects of the Bank’s loss projection models. Projected collateral performance as of the end of the second quarter of 2011 primarily reflected decreases in actual and expected housing prices and an expected slowdown in housing price recovery.

PLRMBS classified as held-to-maturity that experienced OTTI related to credit during the second quarter of 2011 were reclassified to available-for-sale at their fair values as of June 30, 2011. Accumulated other comprehensive loss declined $1.2 billion during the first six months of 2011, from $2.9 billion at December 31, 2010, to $1.7 billion at June 30, 2011, primarily because of two factors. As a result of improvement in the fair value of PLRMBS classified as available-for-sale, accumulated other comprehensive loss was reduced by $928 million. In addition, the Bank accreted $253 million from accumulated other comprehensive loss for PLRMBS classified as held-to-maturity that had experienced OTTI in prior quarters. For PLRMBS classified as held-to-maturity, the amount of the non-credit related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

FHLBank San Francisco Announces Operating Results July 28, 2011

The $50 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for the second quarter of 2011 reflected losses primarily associated with the effects of changes in interest rates and increased swaption volatilities. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of June 30, 2011, the Bank’s restricted retained earnings included a cumulative net gain of $130 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first six months of 2011, total assets decreased $8.0 billion, or 5%, to $144.4 billion at June 30, 2011, from $152.4 billion at December 31, 2010. Total advances declined $12.9 billion, or 13%, to $82.7 billion at June 30, 2011, from $95.6 billion at December 31, 2010. The continued decrease in member advance demand reflected general economic conditions and conditions in the mortgage and credit markets. Member liquidity remained high and lending activity remained subdued.

Mandatorily redeemable capital stock increased $2.4 billion, or 64%, to $6.1 billion at June 30, 2011, from $3.7 billion at December 31, 2010. The Bank reclassified $3.2 billion of capital stock to mandatorily redeemable capital stock on June 28, 2011, as a result of the membership termination of Citibank, N.A., which became ineligible for membership in the Bank when it became a member of another Federal Home Loan Bank in connection with its planned merger with an affiliate outside the Bank’s district, as previously announced.

Today, the Bank’s Board of Directors declared a cash dividend for the second quarter of 2011 at an annualized dividend rate of 0.26%. The Bank will pay the dividend in cash rather than stock to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank’s excess capital stock exceeds 1% of its total assets. As of June 30, 2011, the Bank’s excess capital stock totaled $6.3 billion, or 4.4% of total assets. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $7 million, on or about August 11, 2011.

As of June 30, 2011, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 8.90%, exceeding the 4.00% requirement. The Bank had $12.9 billion in regulatory capital, exceeding its risk-based capital requirement of $3.7 billion.

In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on August 15, 2011. The amount of excess capital stock to be repurchased from any shareholder will be based on the shareholder’s pro rata ownership share of total capital stock outstanding as of the repurchase date, up to the amount of the shareholder’s excess capital stock.

FHLBank San Francisco Announces Operating Results
July 28, 2011

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items	June. 30,		Dec. 31,
at Period End		2011	2010
Total Assets	$144,438		$152,423
Advances	82,745		95,599
Mortgage Loans Held for Portfolio, Net	2,097		2,381
Investments 1	51,222		52,582
Consolidated Obligations:
Bonds	111,709		121,120
Discount Notes	20,406		19,527
Mandatorily Redeemable Capital Stock	6,144		3,749
Capital Stock – Class B – Putable	5,046		8,282
Restricted Retained Earnings	1,665		1,609
Accumulated Other Comprehensive Loss	(1,692)		(2,943)
Total Capital	5,019		6,948

Selected Other Data at Period End
Regulatory Capital Ratio 2	8.90%		8.95%

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Selected Operating Results for the Period	2011	2010	2011	2010
Net Interest Income	$264	$363	$520	$720
Provision for Credit Losses on Mortgage Loans	3	2	3	2
Other Income/(Loss)	(219)	(285)	(361)	(480)
Other Expense	30	35	62	71
Assessments	3	12	25	45
Net Income	$9	$29	$69	$122

Selected Other Data for the Period
Net Interest Margin 3	0.72%	0.87%	0.70%	0.82%
Operating Expenses as a
Percent of Average Assets	0.07	0.07	0.07	0.07
Return on Average Assets	0.03	0.07	0.09	0.14
Return on Average Equity	0.48	1.87	1.81	3.90
Annualized Dividend Rate 4	0.31	0.26	0.30	0.27
Average Equity to Average Assets Ratio	5.38	3.76	5.15	3.58

1Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, and loans to other Federal Home Loan Banks (FHLBanks).

2This ratio is calculated as regulatory capital divided by total assets. Regulatory capital is defined as retained earnings and Class B capital stock, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/loss.

3Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods. On July 28, 2011, the Bank’s Board of Directors declared a cash dividend for the second quarter of 2011 at an annualized dividend rate of 0.26%, which will be recorded and paid during the third quarter of 2011.

FHLBank San Francisco Announces Operating Results July 28, 2011

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members—its shareholders and customers—are headquartered in Arizona, California, and Nevada. Members may include federally insured depositories—commercial banks, credit unions, industrial loan companies, and savings institutions—as well as insurance companies and community development financial institutions, including privately insured, state-chartered credit unions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intend,” “will,” “expects,” and “plans,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact: Amy Stewart, (415) 616-2605 stewarta@fhlbsf.com